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EXH 3.1 C

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                              TRANSMONTAIGNE INC.


TransMontaigne Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation")

DOES HEREBY CERTIFY THAT:

FIRST: That pursuant to Section 242 of the Delaware General Corporation Law, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and further declaring that said amendment be presented to the stockholders of the Corporation pursuant to written consent solicitation to all stockholders of record as of October 30, 1998 for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing Section 5.1 of Article V thereof so that, as amended, said Section shall be and read as follows:

     "5.1 The total number of shares that the Corporation shall have authority to issue is 82,000,000 shares, of which 80,000,000 shares shall be common stock, each with a par value of $0.01 ("Common Stock"), and 2,000,000 shares shall be preferred stock, each with a par value of $0.01 ("Preferred Stock")."

SECOND: That said amendment was duly adopted by written consent of the stockholders given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, TransMontaigne Inc. has caused this Certificate to be executed by Erik B. Carlson, its authorized officer, on this 18/th/ day of December, 1998.


                              /s/ Erik B. Carlson
                              ------------------------------------------
                              Erik B. Carlson, Senior Vice President and
                              Corporate Secretary